Exhibit 99.1

News Release

Contact:	Ron Gruendl	Corporate Affairs
	(412) 234-7157	One Mellon Center
	gruendl.rr@mellon.com	Pittsburgh, PA 15258

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF SOURCENET SOLUTIONS, INC.

PITTSBURGH and COLLEGE STATION, TEXAS, December 2, 2004 — Mellon Financial Corporation has completed its previously announced acquisition of SourceNet Solutions, Inc., a privately-held, College Station, Texas-based company specializing in accounts payable (AP) outsourcing. Terms of the agreement, first announced on November 16, were not disclosed.

In its role as a market leader in AP outsourcing, SourceNet has a proven track record of growth and success, and has consistently demonstrated the ability to help companies reduce their direct operating costs by as much as 30 percent and achieve continuous process improvement.

SourceNet, which has 225 employees, will remain headquartered in College Station and will still be under the direction of Vince Burkett, co-founder and current president and chief executive officer of the organization.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has more than $3.7 trillion in assets under management, administration or custody, including $670 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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